Exhibit 99.1

ToughBuilt Industries Reports $3.56 Million in Q2 2022 Sales Through Amazon

PUBLISHED

JUL 11, 2022 8:36AM EDT

LAKE FOREST, Calif., July 11, 2022 (GLOBE NEWSWIRE) — ToughBuilt Industries, Inc. ("ToughBuilt") (NASDAQ: TBLT; TBLTW), announced today that the Company’s gross sales for the quarter ended June 30, 2022 through Amazon.com were $3.56 million. This represents a 20% increase from the same quarter in 2021. Sales for the first half of 2022 increased by 24% to approximately $7.01 million compared to $5.31 million for the first half of 2021.

Michael Panosian, Chief Executive Officer of ToughBuilt, commented, “The Company’s growth remains significant despite unfavorable market conditions. Our sales through Amazon continue to be a driving force for ToughBuilt’s overall revenue growth. We look forward to expanding upon our product portfolio and revenue success.”

ABOUT TOUGHBUILT INDUSTRIES, INC.ToughBuilt is an advanced product design, manufacturer and distributor with emphasis on innovative products. Currently, we are focused on tools and other accessories for the professional and do-it-yourself construction industries. We market and distribute various home improvement and construction product lines for both the do-it-yourself and professional markets under the TOUGHBUILT brand name, within the global multibillion dollar per year tool market industry. All of our products are designed by our in-house design team. Since launching product sales in 2013, we have experienced significant annual sales growth. Our current product line includes three major categories, with several additional categories in various stages of development, consisting of Soft Goods & Kneepads and Sawhorses & Work Products. Our mission is to provide products to the building and home improvement communities that are innovative, of superior quality derived in part from enlightened creativity for our end users while enhancing performance, improving well-being and building high brand loyalty. Additional information about the Company is available at: https://www.toughbuilt.com/.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the impact of the worldwide COVID-19 pandemic and government actions, on our business, (ii) supply chain disruptions, (iii) market acceptance of our existing and new products, (iv) delays in bringing products to key markets, (v) an inability to secure regulatory approvals for the ability to sell our products in certain markets, (vi) intense competition in the industry from much larger, multinational companies, (v) product liability claims, (vii) product malfunctions, (viii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (ix) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (x) our reliance on single suppliers for certain product components, (xi) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Relations Contact: KCSA Strategic Communications
David Hanovertoughbuilt@kcsa.com
Source:  ToughBuilt Industries, Inc